Exhibit 99.1

Silexion Therapeutics Announces Pricing of $2.5 Million Public Offering

GRAND CAYMAN, Cayman Islands, August 11, 2026 -- Silexion Therapeutics Corp. (NASDAQ: SLXN) (“Silexion Therapeutics” or the “Company”), a clinical-stage biotechnology company pioneering RNA interference (RNAi) therapies for KRAS-driven cancers, today announced the pricing of a public offering of an aggregate of 3,846,161 of the Company’s ordinary shares (or ordinary share equivalents) and series E warrants to purchase up to 3,846,161 ordinary at a combined public offering price of $0.65 per share (or per ordinary share equivalent) and accompanying warrants. The series E warrants will have an exercise price of $0.65 per share, will be exercisable immediately upon issuance and will expire five years from the date of issuance. The closing of the offering is expected to occur on or about August 13, 2026, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the exclusive placement agent for the offering.

The gross proceeds from the offering, before deducting the placement agent’s fees and other offering expenses, are expected to be approximately $2.5 million.  The Company intends to use the net proceeds from this offering to advance the Company’s SIL204 clinical trial, and for general corporate purposes.

The securities described above are being offered pursuant to a registration statement on Form S-1 (File No. 333-298137), which was declared effective by the Securities and Exchange Commission (the “SEC”) on August 11, 2026. The offering is being made only by means of a prospectus forming part of the effective registration statement relating to the offering. A preliminary prospectus relating to the offering has been filed with the SEC. Electronic copies of the final prospectus, when available, may be obtained on the SEC’s website at http://www.sec.gov and may also be obtained by contacting H.C. Wainwright & Co., LLC at 430 Park Avenue, 3rd Floor, New York, NY 10022, by phone at (212) 856-5711 or e-mail at placements@hcwco.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Silexion Therapeutics

Silexion Therapeutics is a pioneering clinical-stage, oncology-focused biotechnology company dedicated to the development of innovative treatments for unsatisfactorily treated solid tumor cancers that have the mutated KRAS oncogene, generally considered to be the most common oncogenic gene driver in human cancers. The Company conducted a Phase 2a clinical trial in its first-generation product candidate, which showed a positive trend in comparison to the control of chemotherapy alone, and its lead, second-generation, product candidate, SIL204, a small interfering RNA (siRNA), has initiated a Phase 2/3 clinical trial at Tel Aviv Sourasky Medical Center. Silexion is committed to pushing the boundaries of therapeutic advancements in the field of oncology and further developing its lead product candidate for locally advanced pancreatic cancer. For more information, please visit: https://silexion.com

Notice Regarding Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. All statements other than statements of historical fact contained in this communication, including statements regarding the completion of the offering, the satisfaction of customary closing conditions related to the offering, and the intended use of net proceeds from the offering, are forward-looking statements. These forward-looking statements are generally identified by terminology such as “may”, “should”, “could”, “might”, “plan”, “possible”, “expect”, “intend”, “will”, “estimate”, “anticipate”, “believe”, “predict”, or “potential”, or the negatives of these terms or variations of them or similar terminology. Forward-looking statements involve a number of risks, uncertainties, and assumptions, and actual results or events may differ materially from those projected or implied in those statements. Important factors that could cause such differences include, but are not limited to: (i) the inherent uncertainties associated with preclinical research and drug development, including the risk that preclinical findings may not translate to clinical outcomes; (ii) Silexion’s ability to successfully complete additional preclinical studies and initiate and conduct clinical trials, including the Phase 2/3 trial of SIL204 in locally advanced pancreatic cancer; (iii) Silexion’s strategy, future operations, financial position, projected costs, prospects, and plans; (iv) the impact of the regulatory environment and compliance complexities, including site-level approvals, conditions and clearances required prior to study commencement at each clinical site in Israel and Germany, and the timing and outcome of additional regulatory submissions and reviews in further EU member states, the United States, and other jurisdictions; (v) expectations regarding future partnerships or other relationships with third parties; (vi) Silexion’s future capital requirements and sources and uses of cash, including its ability to obtain additional capital; (vii) Silexion’s ability to maintain its Nasdaq listing; and (viii) other risks and uncertainties set forth in the documents filed by the Company with the SEC, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on March 17, 2026, and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 15, 2026. Silexion cautions you against placing undue reliance on forward-looking statements, which reflect current beliefs and are based on information currently available as of the date a forward-looking statement is made. Forward-looking statements set forth herein speak only as of the date they are made. Silexion undertakes no obligation to revise forward-looking statements to reflect future events, changes in circumstances, or changes in beliefs, except as otherwise required by law.

Company Contact:

Silexion Therapeutics Corp
Ms. Mirit Horenshtein Hadar, CFO
mirit@silexion.com

Investor Relations Contact:

Arx Investor Relations
North American Equities Desk
silexion@arxhq.com